Exhibit 15.4

NOMINATION AND REMUNERATION COMMITTEE CHARTER

Purpose

The purpose of the Nomination and Remuneration Committee (the "committee") of the Board of Directors (the "Board") of Infosys Limited (“Infosys” or “the Company”) shall be to : (i) assist the Board in discharging its responsibilities relating to compensation of the Company's directors and key managerial personnel; (ii) evaluate and approve the adequacy of the compensation plans, policies, programs and succession plans for Company's executive directors and senior management (including recommending to the Board the appointment and removal of senior management; (iii) formulate the criteria for determining qualifications, positive attributes and independence of a director and for performance evaluation of independent directors on the Board; (iv) oversee the Company's nomination process for the top level management and identify, screen and review individuals qualified to serve as executive directors, non-executive directors, independent directors and senior management consistent with criteria approved by the Board; (v) recommend appointment and removal of directors to the Board, for approval at the annual meeting of shareholders; (vi) carry out evaluation of the performance of the Board (vii) leadership development; (viii) develop and maintain corporate governance policies applicable to the Company; (ix) recommend to the Board a policy, relating to the remuneration of the Company’s directors, key managerial personnel and other employees; and (x) to devise a policy on Board diversity.

The purpose and responsibilities of the committee shall include such other items as may be prescribed by applicable law or by the Board in compliance with applicable law from time to time.

Membership and organization

The Company shall constitute the committee through the Board. The committee will be appointed by the Board and will serve at its discretion. The committee shall consist of no fewer than three directors, all of whom shall be non-executive directors and atleast half of whom shall be independent directors.

The members of the committee shall meet the (i) independence requirements of the listing standards of the New York Stock Exchange ("NYSE") and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Exchange Act, (iii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended; and (iv) the requirements of the Indian Companies Act, 2013 and the listing agreement with Indian stock exchanges.

The members of the committee will be appointed by the Board and may be removed by the Board in its discretion. The Board shall designate a member of the committee as the chairperson, provided that such chairperson shall be an independent director. The chairperson of the Company (whether executive or non-executive) shall not chair the committee, but can be a member of the committee. The chairperson of the committee, or in his/her absence, any other member of the committee authorised by the chairperson of the committee, shall attend general meetings of the Company.

Responsibilities

The committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board prescribes from time-to-time.

Compensation Policies

•	To review annually and approve for the Chief Executive Officer (“CEO”) the corporate goals and objectives applicable to the CEO, evaluate at least annually the CEO's performance in light of those goals and objectives, and determine and approve the CEO's (a) annual base salary, (b) annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreement, severance arrangements, and change in control agreements / provisions, and (e) any other benefits, compensation or arrangements, based on this evaluation.
•	To review annually and approve for the executive directors and the senior management, the (a) annual base salary, (b) annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements or plans, and change in control agreements / provisions, and (e) any other benefits, compensation or arrangements.
•	To administer the Company's equity incentive plans, including the review and grant of awards to eligible employees under the plans and the terms and conditions applicable to such awards, subject to the provisions of each plan.
•	To make recommendations to the Board with respect to incentive compensation plans. The committee may review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk.
•	To recommend to the Board a policy relating to the remuneration of directors, key managerial personnel and other employees. This policy shall be such that the remuneration is reasonable and sufficient to attract, retain and motivate directors of the quality required to run the company successfully. This policy shall set out a clear relationship between remuneration and performance, including appropriate performance benchmarks. The policy shall ensure that the remuneration to directors, key managerial personnel and senior employees involves a balance between fixed and incentive pay reflecting short and long-term performance objectives as appropriate for the Company and its goals, should be provided in the policy.

Nomination of directors

•	To formulate the criteria to determine the qualifications, qualities, skills, positive attributes, independence and other expertise required to be a director of the Company and to develop, and recommend to the Board for its approval, criteria to be considered in selecting director(s) (the "Director Criteria").
•	To identify (including through head hunter agencies) , screen and review candidates qualified to be appointed as executive directors, non-executive directors and independent directors, consistent with Director Criteria (including evaluation of incumbent directors for potential re-nomination), and making recommendations to the Board on candidates for: (i) nomination for election or re-election by the shareholders; and (ii) any Board vacancies that are to be filled by the Board. The nominations committee may act on its own in identifying potential candidates, inside or outside the Company, or may act upon proposals submitted by the Chairman of the Board. The committee will review and discuss all documents pertaining to candidates and will conduct evaluation of candidates in accordance with a process that it sees fit and appropriate, passing on the recommendations for the nomination to the Board.
•	To review annually, the Board's committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairpersons.

To perform a consultative role for any appointment requiring Board approval, as stipulated by law or regulation, for top management positions such as that of the Chief Financial Officer, Company Secretary and Head of Human Resources (if the candidate for the position is not slated to be an executive director). The committee provides its advice and recommendations to the Board.

•	To develop and recommend to the Board for approval a CEO succession plan (the "Succession Plan"), to review the Succession Plan periodically with the CEO, develop and evaluate potential candidates for executive positions and recommend to the Board any changes to, and any candidates for succession under, the Succession Plan.

Performance Evaluation and Leadership Development

•	To develop, subject to approval by the Board, a process for an annual self-evaluation of the performance of the Board, the individual directors and board committees in the governance of the Company and to coordinate and oversee this annual self-evaluation.
•	To formulate a criteria for evaluation of independent directors and the Board and carry out evaluation of every director’s performance.
•	In consultation with the CEO, to review the performance of all the executive directors each quarter, on the basis of detailed performance parameters set for each of the executive directors at the beginning of the year. The committee may, from time-to-time, also evaluate the usefulness of such performance parameters, and make necessary amendments.
•	To annually review its own performance and present the results of the evaluation to the Board. The committee shall conduct this evaluation in such manner as it deems appropriate.
•	To maintain regular contact with the leadership of the Company. This should include interaction with the Company's Leadership Development Institute, review of data from the employee survey and regular review of the results of the annual leadership evaluation process.
•	To identify persons to be appointed to positions of Senior Management in accordance with identified criteria and to recommend to the board their appointment and removal.

Other responsibilities

•	To develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.
•	To oversee the Company's corporate governance practices, including reviewing the Company's corporate governance guidelines annually and recommending amendments to the Board as necessary.
•	To monitor compliance with the Company's corporate governance guidelines.
•	To develop and recommend a policy on Board diversity.
•	To review and reassess the adequacy of the committee's charter as required and recommend changes to the Board.

Specific powers

•	The committee may conduct or authorize studies of matters within the committee's scope of responsibility with full access to all books, records, facilities and personnel of the Company.
•	The committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate. If designated, each such subcommittee will establish its own schedule and maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the committee as a whole.

Advisors

•	The committee shall have the sole authority to select, retain and terminate the services of any compensation consultant to be used to assist in the evaluation of compensation for the CEO, executive directors or senior management, and shall have the sole authority to approve the consultant's fees and other retention terms and oversee the consultant's work. The compensation committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The committee shall set the compensation, and oversee the work, of its external legal counsel, accountants and other advisors with respect to compensation matters. The committee shall receive appropriate funding from the Company, as determined by the committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, external legal counsel and any other advisors with respect to compensation matters.
•	In retaining or seeking advice from compensation consultants, outside counsel and other advisors (other than the Company's in-house counsel), the committee must take into consideration the factors specified in Section 303A.05(c)(iv) of the NYSE Listed Company Manual. The committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the specified factors. The committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.
•	The committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv)[1] of Regulation S-K.

Meetings and reports

•	The committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its responsibilities.
•	The committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.
•	The committee shall make regular reports to the Board regarding its actions and make recommendations to the Board as appropriate.
•	The committee shall prepare such reports as may be required by any law, rule or regulation to which the Company is subject.
•	The committee may invite such members of management to its meetings as it deems appropriate. However, the committee shall meet regularly without such members present, and the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

Compensation

Members of the Committee shall receive such fees, if any, for their services as committee members as may be determined by the Board.

[1]	This provision requires Infosys to disclose whether any conflict of interest has been raised by the work of any compensation consultant, as well as the nature of the conflict and how the conflict is being addressed.